UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 14, 2009

NEXCEN BRANDS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27707	20-2783217
(Commission File Number)	(IRS Employer Identification No.)

1330 Avenue of the Americas, 34th Floor, New York, NY	10019-5400
(Address of Principal Executive Offices)	(Zip Code)

(212) 277-1100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amendment to Chief Financial Officer Employment Agreement

On December 14, 2009, NexCen Brands, Inc. (the “Company”) and Mark Stanko, the Company’s Chief Financial Officer and Treasurer, entered into Amendment No. 1 to that certain Employment Agreement by and among the Company, NexCen Franchise Management, Inc. and Mr. Stanko dated November 12, 2008 (“Amendment No. 1”).  The Company’s compensation committee of the board of directors determined that certain amendments were appropriate to align Mr. Stanko’s benefits with those of other senior executive officers.  Specifically, Amendment No. 1 provides that insurance premiums for certain employee insurance programs and benefit plans will be paid for by the Company effective as of June 30, 2009.  Except as set forth in the preceding sentence, Amendment No. 1 does not materially amend the terms and conditions of Mr. Stanko’s original employment agreement which was disclosed in a Current Report on Form 8-K filed on November 12, 2008.

Amendment to General Counsel Employment Agreement

On December 15, 2009, the Company and Sue Nam, the Company’s General Counsel, entered into Amendment No. 3 to that certain Employment Agreement by and between the Company and Ms. Nam dated August 29, 2007 (as subsequently amended on July 15, 2008 and September 26, 2008) (“Amendment No. 3”).  Amendment No. 3 is effective as of June 30, 2009.  The Company’s compensation committee of the board of directors determined that certain amendments were appropriate to give additional incentives to Ms. Nam to help ensure her continued employment with the Company.  Except as set forth below, Amendment No. 3 does not materially amend the terms and conditions of Ms. Nam’s original employment agreement, as amended, which was disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed on October 6, 2009:

•
Upon the completion of each calendar quarter during the term of the employment agreement, Ms. Nam will be entitled to receive a quarterly bonus, payable in cash, of $29,000 per quarter commencing with the calendar quarter ended September 30, 2009.  Prior to Amendment No. 3, Ms. Nam was entitled to certain retention bonuses of the same amount that were payable on each of August 15, 2008, November 15, 2008, February 14, 2009 and May 15, 2009.

•
Ms. Nam will be entitled to receive transactional bonuses, payable in cash, of $50,000 each (i) upon the successful closing of a transaction for the recapitalization of the Company, refinancing of the Company’s debt or a “Change in Control” (as defined in her employment agreement) and (ii) upon the filing with the Securities and Exchange Commission of all financial reports for fiscal year 2009 deemed necessary by the Company.  Prior to Amendment No. 3, Ms. Nam was entitled to certain transactional bonuses of the same amount that were payable upon each of (i) the successful restructuring of the Company’s credit facility, (ii) the sale of the Bill Blass business, (iii) the sale of the Waverly business, and (iv) continued employment through March 31, 2009.

•
If (i) the Company terminates Ms. Nam’s employment without “Cause” (as defined in her employment agreement), (ii) Ms. Nam terminates her employment for “Good Reason” (as defined in her employment agreement), or (iii) the Company does not renew the employment agreement at the end of any term, Ms. Nam will be entitled to receive a severance package consisting of (1) any unpaid base salary through and including the date of termination or resignation and any other amounts, including any declared but unpaid annual bonus or other entitlements, then due and owning to Ms. Nam, (2) the sum of (x) Ms. Nam’s base salary (at the rate then in effect) for twelve months and (y) the amount of bonuses paid to Ms. Nam in the prior twelve month period, and (3) twelve months of continued health care coverage.  If Ms. Nam’s employment is terminated by the Company without “Cause” or if Ms. Nam resigns for “Good Reason” within a year of a “Change of Control”, Ms. Nam will be entitled to the same severance package as described in the preceding sentence.  Prior to Amendment No. 3, Ms. Nam was entitled to a reduced severance package in the event that the Company did not renew her employment agreement or if the Company terminated her employment without “Cause” or if Ms. Nam resigned for “Good Reason” during any renewal term.  Additionally, the amount of bonuses paid to Ms. Nam in the prior twelve months was only included in the “Change of Control” severance scenarios.  Amendment No. 3 harmonized all severance scenarios to provide for the same severance package.

The descriptions of Amendment No. 1 to Mr. Stanko’s employment agreement and Amendment No. 3 to Ms. Nam’s employment agreement set forth herein are qualified in their entirety by reference to the full text of these amendments, which are attached hereto respectively as Exhibits 10.1 and 10.2 and which are incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits

(d)  Exhibits

10.1      Amendment No. 1 to Employment Agreement by and between the Company and Mark Stanko, dated December 14, 2009.

10.2      Amendment No. 3 to Employment Agreement by and between the Company and Sue Nam, dated December 15, 2009.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on December 18, 2009.

NEXCEN BRANDS, INC.

/s/ Sue J. Nam
By:	Sue J. Nam
Its:	General Counsel